Exhibit 99.1

GREAT PLAINS ENERGY REPORTS FIRST QUARTER RESULTS

Conference Call and Webcast to Be Held Thursday, May 4, 2017 at 9:00 am ET

Kansas City, Mo. (May 4, 2017) — Great Plains Energy (NYSE: GXP) today announced a first quarter 2017 loss of $24.7 million or $0.11 per share of average common stock outstanding, compared with first quarter 2016 earnings of $26.0 million or $0.17 per share.

Great Plains Energy’s adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) exclude certain costs, expenses, gains, losses and the per share dilutive effect of equity issuances resulting from the anticipated acquisition of Westar. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) were $19.9 million and $0.13, respectively, in the first quarter of 2017 compared with $26.0 million and $0.17, respectively, in the first quarter of 2016. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are reconciled to GAAP earnings in the financial tables included in this release.

“Our operating performance was in line with expectations, despite milder weather, which impacted results,” said Terry Bassham, chairman and chief executive officer of Great Plains Energy. “We remain focused on disciplined execution and best-in-class service to help ensure we continue providing safe, reliable energy for our customers, while also delivering value for shareholders.”

Great Plains Energy First Quarter:

GREAT PLAINS ENERGY INCORPORATED

Consolidated Earnings and Diluted Earnings Per Share

Three Months Ended March 31

(Unaudited)

	Earnings		Earnings per Great Plains Energy Share
	2017	2016	2017	2016
	(millions)
GAAP Earnings
Electric Utility	$16.1	$29.0	$0.07	$0.19
Other	(25.7)	(2.6)	(0.11)	(0.02)

Net income	(9.6)	26.4	(0.04)	0.17
Preferred dividends	(15.1)	(0.4)	(0.07)	—

Earnings available for common shareholders	$(24.7)	$26.0	$(0.11)	$0.17

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$(24.7)	$26.0	$(0.11)	$0.17
Costs to achieve acquisition of Westar:
Operating expenses, pre-tax (a)	39.4	—	0.25	—
Interest charges, pre-tax (b)	26.6	—	0.17	—
Mark-to-market impacts of interest rate swaps, pre-tax (c)	(12.1)	—	(0.08)	—
Interest income, pre-tax (d)	(4.6)	—	(0.03)	—
Income tax benefit (e)	(19.8)	—	(0.13)	—
Mandatory convertible preferred stock dividend (f)	15.1	—	0.10	—
Dilutive impact of October 2016 share issuance (g)	n/a	n/a	(0.04)	—

Adjusted Earnings (Non-GAAP)	$19.9	$26.0	$0.13	$0.17

			(millions)
Average Shares Outstanding
Shares used in calculating diluted earnings per share			215.3	155.0
Adjustment for October 2016 share issuance (g)			(60.5)	—
Shares used in calculating adjusted earnings per share (Non-GAAP)			154.8	155.0

(a)	Reflects legal, advisory and consulting fees, certain severance expenses and a fair value adjustment of the forward contract to issue 7.25% Mandatory Convertible Preferred Stock, Series A.
(b)	Reflects fees and interest incurred to finance the anticipated acquisition of Westar, including fees for a bridge term loan facility and interest on Great Plains Energy’s $4.3 billion senior notes issued in March 2017.
(c)	Reflects the mark-to-market gain on interest rate swaps entered into in connection with financing the anticipated acquisition of Westar.
(d)	Reflects interest income earned on the proceeds from Great Plains Energy’s October 2016 equity offerings and March 2017 issuance of senior notes to fund the cash consideration for the anticipated acquisition of Westar.
(e)	Reflects an income tax effect calculated at a 38.9% statutory rate, with the exception of certain non-deductible legal and financing fees.
(f)	Reflects reductions to earnings available for common shareholders related to preferred stock dividend requirements for Great Plains Energy’s 7.00% Series B Mandatory Convertible Preferred Stock issued in October 2016.
(g)	Reflects the average share impact of Great Plains Energy’s issuance of 60.5 million shares of common stock in October 2016.

On a per-share basis, drivers for the decrease in first quarter 2017 adjusted earnings per share (non-GAAP) compared to the same period in 2016 included the following:

•	An estimated $0.01 from milder weather driven by a 7 percent decrease in heating degree days compared to the first quarter 2016;

•	$0.02 of higher depreciation and amortization; and

•	$0.03 of other items.

These drivers were partially offset by an estimated $0.02 impact from an increase in weather-normalized retail demand.

Overall retail MWh sales were down 1.6 percent in the first quarter 2017, compared to the 2016 period with the decrease driven by weather. The unfavorable weather impact in the first quarter 2017, when compared to normal, was approximately $0.07 per share.

On a weather-normalized basis, for the 12 months ended March 31, 2017, retail MWh sales decreased an estimated 0.9 percent, net of an estimated 0.8 percent impact from Missouri Energy Efficiency Investment Act, compared to the 2016 period.

Adjusted Earnings (Non-GAAP)

In addition to earnings available for common shareholders, Great Plains Energy’s management uses adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) to evaluate earnings and earnings per share without the impact of the anticipated acquisition of Westar. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) exclude certain costs, expenses, gains, losses and the per share dilutive effect of equity issuances resulting from the anticipated acquisition. This information is intended to enhance an investor’s overall understanding of results. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are used internally to measure performance against budget and in reports for management and the Board of Directors. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are financial measures that are not calculated in accordance with GAAP and may not be comparable to other companies’ presentations or more useful than the GAAP information.

Great Plains Energy will post its 2017 First Quarter Form 10-Q, as well as supplemental financial information related to the first quarter on its website, www.greatplainsenergy.com.

Earnings Webcast Information:

Great Plains Energy has scheduled its earnings conference call for 9:00 a.m. ET, today, May 4, 2017, during which the Company will review its first quarter earnings, operating results and address the May 4, 2017, deadline for filing a Petition for Reconsideration of the Kansas Corporation Commission’s April 19, 2017, Order denying approval for Great Plains Energy’s acquisition of Westar Energy.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 4054800.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website. A telephonic replay of the conference call will also be available through May 12, 2017, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 4054800.

About Great Plains Energy:

Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:

Statements made in this report that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to Great Plains Energy’s proposed acquisition of Westar Energy, Inc. (Westar), the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including, but not limited to, cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy’s ability to successfully manage its transmission joint ventures or to integrate or restructure the transmission joint ventures of Westar; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; the ability of Great Plains Energy to obtain the regulatory approvals necessary to complete the anticipated acquisition of Westar and the terms of those approvals; the risk that a condition to the closing of the anticipated acquisition of Westar may not be satisfied or that the anticipated acquisition may fail to close; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated acquisition of Westar; the costs incurred to consummate or terminate the anticipated acquisition of Westar; the possibility that the expected value creation from the anticipated acquisition of Westar will not be realized, or will not be realized within the expected time period; the credit ratings of Great Plains Energy following the anticipated acquisition of Westar; disruption from the anticipated acquisition of Westar making it more difficult to maintain relationships with customers, employees, regulators or suppliers and the diversion of management time and attention on the proposed transactions; and other risks and uncertainties.

Great Plains Energy Contacts:

Investors: Calvin Girard, Senior Manager, Investor Relations, (816) 654-1777, calvin.girard@kcpl.com

Media: Katie McDonald, Senior Director, Corporate Communications, (816) 556-2365, katie.mcdonald@kcpl.com

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